Exhibit 16.1

HANSEN, BARNETT & MAXWELL, P.C.

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

Registered with the Public Company Accounting Oversight Board A Member of the Forum of Firms

October 19, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated October 19, 2009, of Recon Technology, Ltd and are in agreement with the statements contained therein insofar as they relate to our firm. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Bernstein & Pinchuk LLP (“B&P”) or any discussions between the Company’s Board of Directors or Audit Committee and B&P.

/s/ Hansen, Barnett & Maxwell, P.C.

Hansen, Barnett & Maxwell, P.C.